Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559
Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES REPORTS THIRD QUARTER 2005 RESULTS

October 25, 2005 (San Francisco) – BRE PROPERTIES, INC., (NYSE:BRE) today reported operating results for the quarter and nine-month period ended September 30, 2005.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $27.3 million, or $0.51 per diluted share, during third quarter 2005, as compared with $29.5 million, or $0.57 per diluted share for the quarter ended September 30, 2004. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the third quarter totaled $6.9 million, or $0.13 per diluted share, as compared with $11.5 million, or $0.23 per diluted share, for the same period 2004.

Adjusted EBITDA for the quarter totaled $52.2 million, as compared with $49.7 million in third quarter 2004. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.) For third quarter 2005, revenues totaled $76.8 million, as compared with $66.6 million a year ago, which excludes revenues from discontinued operations of $5.2 million in the current period and $9.3 million in the prior period.

For the year-to-date period, FFO totaled $80.4 million, or $1.53 per diluted share, as compared with $85.3 million, or $1.65 per diluted share for the nine-month period in 2004.

Net income available to common shareholders for the nine-month period in 2005 totaled $49.2 million, or $0.95 per diluted share, as compared with $36.3 million, or $0.72 per diluted share, for the same period in 2004. The 2005 year-to-date results include a net gain on sales totaling $26.9 million, or $0.52 per diluted share. No property sales were recorded during the first nine months of 2004.

-more-

Adjusted EBITDA for the nine-month in 2005 period totaled $151.7 million, as compared with $144.5 million for the same period in 2004. For the nine months ended September 30, 2005, revenues totaled $220.0 million, as compared with revenues of $194.0 million for the same period in 2004, which excludes revenues from discontinued operations of $18.1 million in the current period and $28.0 million in the prior period.

BRE’s year-over-year comparative earnings and FFO results were influenced by property-level same-store performance, income from acquisitions, properties in the lease-up phase of development and property dispositions. Same-store net operating income (NOI) increased 5.3% for the quarter and 3.2% year to date, as compared with the same periods in 2004. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) The positive overall NOI variances were offset by increased interest expense, increased G&A expenses, and preferred stock dividends on our Series D cumulative redeemable preferred stock issued in December 2004. Earnings per share (EPS) results for the quarter were influenced by an increased level of depreciation expense related to new property acquisitions and development properties completed during the past year.

Interest expense increased to $19.5 million during third quarter 2005, from $16.8 million in third quarter 2004, and to $55.9 million, from $49.0 for the respective nine-month periods. The increases reflect the issuance of unsecured notes, $100 million in first quarter 2004 and $150 million in second quarter 2005, as well as a rising short-term interest rate environment. General and administrative expense increased to $4.0 million in third quarter 2005, from $3.1 million in third quarter 2004. The year-over-year increase in G&A expense included anticipated amounts for BRE’s long-term incentive compensation program, increased estimates for professional fees and additional staffing expense.

-more-

Level of Investment and NOI by Region

Quarter Ended September 30, 2005

Region	# Units	Gross Investment	% Investment	% NOI
Southern California	11,092	$1,358,174	50%	53%
Northern California	5,880	618,384	23%	26%
Seattle	3,572	392,099	15%	12%
Phoenix	1,586	120,308	4%	3%
Discontinued Operations	2,184	211,200	8%	6%

($ amounts in 000s) Total	24,314	$2,700,165	100%	100%

Acquisition activities during 2004 and 2005 increased third quarter 2005 NOI by $3.3 million, as compared with third quarter 2004. Development and lease-up properties generated $0.6 million in additional NOI during the quarter, as compared with third quarter 2004 levels. Disposition activities during fourth quarter 2004 and first half of 2005 reduced third quarter 2005 NOI $2.7 million, as compared with third quarter 2004.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 23,826 apartment units owned directly by BRE, same-store units totaled 18,990 for the quarter and 18,826 units for the nine-month period.

On a year-over-year basis, overall same-store operating results were affected by increased market rents and increased real estate expenses, consistent with management’s expectations. Average same-store market rent for third quarter 2005 increased 7% to $1,233 per unit, from $1,157 per unit in third quarter 2004. Same-store physical occupancy levels averaged 95.3% during third quarter 2005, as compared with 95.5% in the same period 2004. Annualized resident turnover averaged 65% during the nine months ended September 30, 2005, as compared with 66% during the nine months ended September 30, 2004.

On a sequential basis, same-store NOI improved 2.5% during third quarter 2005, as compared with second quarter 2005. Sequential same-store revenue increased 2.8%. Expenses increased by 3.6% during the quarter, as compared with second quarter levels.

-more-

Same-Store % Growth Results

Q3 2005 Compared with Q3 2004

	% NOI	% Change			# Units
		Revenue	Expenses	NOI
L.A./Orange County, California	30%	6.8%	9.2%	5.8%	5,605
San Diego, California	24%	6.9%	10.7%	5.5%	3,711
San Francisco, California	19%	3.0%	-3.0%	5.6%	3,035
Seattle, Washington	13%	2.9%	2.3%	3.2%	3,149
Sacramento, California	10%	4.2%	0.0%	6.3%	2,156
Phoenix, Arizona	4%	3.3%	2.1%	4.1%	1,334

Total	100%	5.1%	4.7%	5.3%	18,990

Same-Store % Growth Results

Nine Months Ended September 30, 2005 Compared with 2004

	% NOI	% Change			# Units
		Revenue	Expenses	NOI
L.A./Orange County, California	28%	5.7%	3.1%	6.8%	4,901
San Diego, California	25%	5.5%	6.0%	5.4%	3,711
San Francisco, California	19%	-0.9%	1.4%	-1.9%	3,035
Seattle, Washington	14%	1.1%	1.4%	1.0%	3,149
Sacramento, California	10%	1.4%	-1.9%	3.1%	2,156
Phoenix, Arizona	4%	0.2%	-0.8%	0.8%	1,334

Total	100%	2.9%	2.3%	3.2%	18,286

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q3 2005	Q2 2005	Q3 2004	YTD 2005	YTD 2004
L.A./Orange County, California	94.9%	94.6%	96.1%	62%	59%
San Diego, California	95.5%	94.4%	96.0%	69%	70%
San Francisco, California	95.7%	94.2%	94.0%	59%	65%
Sacramento, California	96.5%	95.0%	96.3%	70%	76%
Seattle, Washington	94.6%	94.6%	94.6%	62%	63%
Phoenix, Arizona	94.9%	92.6%	95.7%	72%	76%

Average	95.3%	94.4%	95.5%	65%	66%

-more-

Development Activity

During third quarter 2005, the company had two Southern California communities in the lease-up phase, The Heights, with 208 units, in Chino Hills, and Galleria at Towngate, with 268 units, in Moreno Valley. At the end of the quarter, 94 units were delivered at The Heights, 82 of which were occupied. At Galleria at Towngate, 20 units were delivered, nine of which were occupied.

BRE currently has five communities with a total of 1,190 units under construction, for a total estimated investment of $253 million, and an estimated balance to complete totaling $96 million. Expected delivery dates for these units range from first quarter 2006 through fourth quarter 2007. All development communities are in Southern California. At September 30, 2005, BRE owned four parcels of land representing 1,023 units of future development, for an estimated aggregate cost of $308 million upon completion. The land parcels are located in Northern and Southern California, and the Seattle, Washington metro area.

Financial and Other Information

At September 30, 2005, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $4.1 billion, with a debt-to-total market capitalization ratio of 37%. The company’s outstanding debt of $1.5 billion carried a weighted average interest rate of 6.0% for the nine-month period. BRE’s coverage ratio of Adjusted EBITDA to interest expense was 2.7 times for the quarter. The weighted average maturity for outstanding debt is 4.5 years. At September 30, 2005, outstanding borrowings under the company’s unsecured and secured lines of credit totaled $301 million, with a weighted average interest cost of 4.6%.

For third quarter 2005, cash dividend payments to common shareholders totaled $25.5 million, or $0.50 per share, which represents an increase of 2.6% over prior year per share dividend levels.

Earnings Outlook

At October 11, 2005, First CallTM, a widely referenced source of consensus earnings, reported that 13 research analysts had contributed full-year 2005 FFO estimates on BRE ranging from $2.08 to $2.14, for a consensus average of $2.10.

-more-

The company now expects FFO per share for the full year 2005 to range $2.06 to $2.14, and EPS to range $1.11 to $1.19. FFO per share for the fourth quarter 2005 is expected to range $0.53 to $0.61, and EPS to range $0.16 to $0.24 for the full year 2005.

The expected guidance includes approximately $3.5 million of one-time revenue items, which the company anticipates will be received during the fourth quarter 2005. The revised lower end of the guidance range reflects slower than anticipated lease-up of two properties in Southern California and greater interest expense as a result of increased floating rates.

In mid-December, the company will provide FFO and EPS guidance for 2006.

FFO and EPS estimates may be subject to fluctuation as a result of several factors, including any change to underlying operating fundamentals, the timing associated with acquisition and disposition activity, the incurrence of any unexpected charges, and any gains or losses associated with disposition activity.

Q2 2005 Analyst Conference Call

The company will hold a conference call on Wednesday, October 26 at 8:30 a.m. PDT (11:30 a.m. EDT) to review these results. The dial-in number to participate in the U.S and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 9582414. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID#. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 84 apartment communities totaling 23,826 units in California, Arizona, Washington and Colorado. The company currently has nine other properties in various stages of development and construction, totaling 2,213 units, and joint venture interests in two additional apartment communities, totaling 488 units.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2005

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2005	September 30, 2004
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,478,781	2,513,129
Construction in progress	142,045	72,289
Less: accumulated depreciation	(312,269)	(284,912)

	2,308,557	2,300,506

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,183	10,268
Real estate held for sale, net	195,047	—
Land under development	77,184	24,939

Total real estate portfolio	2,590,971	2,335,713
Other assets	55,673	47,174

TOTAL ASSETS	$2,646,644	$2,382,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$980,000	$848,352
Unsecured line of credit	226,000	218,000
Secured line of credit	75,000	140,000
Mortgage loans	215,690	130,016
Accounts payable and accrued expenses	54,733	42,480

Total liabilities	1,551,423	1,378,848

Minority interests	61,675	35,720

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 and 7,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2005 and September 30, 2004, respectively.	100	70
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,186,459 and 50,263,488 at September 30, 2005 and 2004, respectively.	512	503
Additional paid-in capital	1,032,934	967,746

Total shareholders’ equity	1,033,546	968,319

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,646,644	$2,382,887

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Nine Months Ended September 30, 2005 and 2004

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 9/30/05	Quarter ended 9/30/04	Nine months ended 9/30/05	Nine months ended 9/30/04
REVENUE
Rental income	$73,461	$63,621	$210,014	$185,606
Ancillary income	3,387	2,940	9,937	8,385

Total revenue	76,848	66,561	219,951	193,991
EXPENSES
Real estate expenses	24,366	20,413	69,576	60,154
Depreciation	18,893	15,178	52,722	40,706
Interest expense	19,512	16,775	55,949	49,042
General and administrative	4,045	3,091	12,853	9,488
Other expenses	759	427	1,488	1,792

Total expenses	67,575	55,884	192,588	161,182
Other income	446	591	2,146	1,108

Income before minority interests, partnership income and discontinued operations	9,719	11,268	29,509	33,917
Minority interests	(915)	(576)	(2,620)	(1,907)
Partnership income	155	218	402	647

Income from continuing operations	8,959	10,910	27,291	32,657
Discontinued operations:
Discontinued operations, net (1)	2,379	3,773	8,425	12,228
Net gain on sales	—	—	26,897	—

Total discontinued operations	2,379	3,773	35,322	12,228
NET INCOME	$11,338	$14,683	$62,613	$44,885
Dividends attributable to preferred stock	4,468	3,203	13,404	8,588

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,870	$11,480	$49,209	$36,297

Net income per common share - basic	$0.13	$0.23	$0.97	$0.72

Net income per common share - assuming dilution	$0.13	$0.23	$0.95	$0.72

Weighted average shares outstanding - basic	51,065	50,210	50,830	50,130

Weighted average shares outstanding - assuming dilution.	51,990	50,895	51,640	50,650

(1)	Details of net earnings from discontinued operations. For 2005 includes results from three properties sold during the first six months of 2005 and seven properties held for sale at September 30, 2005. 2004 also includes NOI from three properties sold during 4Q ‘04.

	Quarter ended 9/30/05	Quarter ended 9/30/04	Nine months ended 9/30/05	Nine months ended 9/30/04
Rental and ancillary income	$5,184	$9,258	18,090	$27,950
Real estate expenses	(1,990)	(3,414)	(6,424)	(9,569)
Depreciation	(815)	(2,071)	(3,241)	(6,153)

Income from discontinued operations, net	$2,379	$3,773	$8,425	$12,228

BRE Properties, Inc.	Exhibit C

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 9/30/05	Quarter Ended 9/30/04	Nine Months Ended 9/30/05	Nine Months Ended 9/30/04
Net income available to common shareholders	$6,870	$11,480	$49,209	$36,297
Depreciation from continuing operations	18,893	15,178	52,722	40,706
Depreciation from discontinued operations	815	2,071	3,241	6,153
Minority interests	915	576	2,620	1,907
Depreciation from unconsolidated entities	209	284	627	773
Net gain on investments	—	—	(26,897)	—
Less: Minority interests not convertible to common	(405)	(105)	(1,091)	(488)

Funds from operations	$27,297	$29,484	$80,431	$85,348

Diluted shares outstanding - EPS	51,990	50,895	51,640	50,650
Net income per common share - diluted	$0.13	$0.23	$0.95	$0.72

Diluted shares outstanding - FFO	53,010	51,860	52,660	51,620
FFO per common share - diluted	$0.51	$0.57	$1.53	$1.65

BRE Properties, Inc.	Exhibit C, continued

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 9/30/05	Quarter ended 9/30/04	Nine months ended 9/30/05	Nine months ended 9/30/04
Net income available to common shareholders	$6,870	$11,480	$49,209	$36,297
Interest	19,512	16,775	55,949	49,042
Depreciation	19,708	17,249	55,963	46,859

EBITDA	46,090	45,504	161,121	132,198
Minority interests	915	576	2,620	1,907
Net gain on sales	—	—	(26,897)	—
Dividends on preferred stock	4,468	3,203	13,404	8,588
Other expenses	759	427	1,488	1,792

Adjusted EBITDA	$52,232	$49,710	$151,736	$144,485

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 9/30/05	Quarter ended 9/30/04	Nine months ended 9/30/05	Nine months ended 9/30/04
Net income available to common shareholders	$6,870	$11,480	$49,209	$36,297
Interest	19,512	16,775	55,949	49,042
Depreciation	19,708	17,249	55,963	46,859
Minority interests	915	576	2,620	1,907
Net gain on sales	—	—	(26,897)	—
Dividends on preferred stock	4,468	3,203	13,404	8,588
General and administrative expense	4,045	3,091	12,853	9,488
Other expenses	759	427	1,488	1,792

NOI	$56,277	$52,801	$164,589	$153,973

Less Non Same-Store NOI	10,775	9,600	38,024	31,369

Same-Store NOI	$45,502	$43,201	$126,565	$122,604